Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS “BEST EVER” QUARTER

FORT LAUDERDALE, FL, September 10, 2020 . . . National Beverage Corp. (NASDAQ:FIZZ) today announced impressive results for its first quarter ended August 1, 2020:

●	Net sales were $293 million – the highest quarterly sales figure in the company’s history, an 11.3% increase from last year;

●	Gross profit was a record $117 million, a 21.4% increase from the prior year;

●	Net income increased $17 million to $51 million;

●	Earnings per share increased 49% to $1.10; and

●	Cash was $353 million at quarter-end, an increase of $150 million for the last twelve months.

Our balance sheet continued to strengthen with quarter-end cash plus shareholders’ equity of $509 million both reaching all-time highs. With cash now representing 50% of assets and total liabilities less than half of equity, our financial strength will allow us to invest in future brand innovations and capacity expansion while maintaining capital deployment flexibility.

National Beverage results were driven by a 16% volume increase in Power+ brands, the result of strong consumer commitment to health, trust and authenticity. The LaCroix brand led growth and outpaced the category in tracked channels throughout the quarter with market share reflecting sequential growth. Our new LaCroix offerings, LimonCello, Pastèque and Hi-Biscus, bring consumers iconic innovation with extraordinary tastes and unique essences, establishing record volume movement.

-more-

National Beverage Corp.

Highlights from a Recent Strategy Meeting

●

Our brands, management philosophy, sustainable cash generation and innovative mastery have positioned National Beverage to successfully challenge competitive pressures in today’s health-conscious environment.

●	We are developing flavors new to the category that are far reaching in sensory, elegant in name, extraordinary in taste and capture the very soul of the consumer.

●	All variables came together as though meant to be; moving the innovative needle high on the scale. We have proven that palate preference defines the ultimate choice.

●

Others try to outsmart us, overtake us, and outspend us by millions trying to unseat LaCroix – with its iconic innovation in flavors and packaging, extraordinary taste and essences and its dedicated, loyal following – yet LaCroix is and will remain the leader.

In conclusion, as we stated in our recently mailed shareholder letter, “We begin fiscal 2021 with more purpose, more passion and more determination . . . Our indomitable spirit and our steadfast philosophy protect our balance sheet, cash flow and the equity of our devoted shareholders.”

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
August 1, 2020 and July 27, 2019

	(in thousands, except per share amounts)
	Three Months Ended

	August 1, 2020	July 27, 2019

Net Sales	$293,367	$263,568

Net Income	$51,164	$34,542

Earnings Per Common Share
Basic	$1.10	$.74
Diluted	$1.09	$.74

Average Common Shares Outstanding
Basic	46,624	46,646
Diluted	46,754	46,880

This press release includes forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.